Central Valley Community Bancorp -- page 1

FOR IMMEDIATE RELEASE
Contact: Debbie Nalchajian-Cohen
559-222-1322

CENTRAL VALLEY COMMUNITY BANCORP REPORTS EARNINGS RESULTS FOR THE QUARTER ENDED MARCH 31, 2015

FRESNO, CALIFORNIA…April 15, 2015… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $2,466,000, and diluted earnings per common share of $0.22 for the three months ended March 31, 2015, compared to $2,616,000 and $0.24 per diluted common share for the three months ended March 31, 2014.
Net income decreased 5.73%, primarily driven by a decrease in net interest income and an increase in non-interest expenses, offset by an increase in non-interest income in 2015 compared to 2014. Net interest income during the first quarter of 2014 had been positively impacted by the collection of nonaccrual loans totaling $1,618,000, which resulted in a recovery of interest income of $721,000.
Non-performing assets decreased by $8,000, or 0.06%, to $14,044,000 at March 31, 2015, compared to $14,052,000 at December 31, 2014. During the three months ended March 31, 2015, the Company’s shareholders’ equity increased $3,502,000, or 2.67%. The increase in shareholders’ equity was driven by the retention of earnings and improvement in unrealized gains on available-for-sale securities recorded in accumulated other comprehensive income (AOCI).
Annualized return on average equity (ROE) for the quarter ended March 31, 2015 was 7.41%, compared to 8.37% for the quarter ended March 31, 2014. This decrease in ROE reflects a decrease in net income, as well

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as an increase in capital from an increase in AOCI and an increase in retained earnings. Annualized return on average assets (ROA) was 0.83% and 0.93% for the quarters ended March 31, 2015 and 2014, respectively. The decrease in ROA in the first quarter of 2015 was due to a comparative decrease in net income.
During the quarters ended March 31, 2015 and March 31, 2014, the Company did not record a provision for credit losses. During the quarter ended March 31, 2015, the Company recorded $91,000 in net loan recoveries, compared to $887,000 net loan charge-offs for the quarter ended March 31, 2014. The net (recovery) charge-off ratio, which reflects net (recoveries) charge-offs to average loans, was (0.06)% for the quarter ended March 31, 2015, compared to 0.69% for the same period in 2014.
At March 31, 2015, the allowance for credit losses stood at $8,399,000, compared to $8,308,000 at December 31, 2014, a net increase of $91,000 reflecting the net recoveries. The allowance for credit losses as a percentage of total loans was 1.46% at March 31, 2015, and 1.45% at December 31, 2014. Total loans included VCB loans that were recorded at fair value in connection with the acquisition, which stood at $73,187,000 at March 31, 2015 and $77,882,000 at December 31, 2014. Excluding these VCB loans from the calculation, the allowance for credit losses to total gross loans was 1.67% and 1.68% as of March 31, 2015 and December 31, 2014, respectively and general reserves associated with non-impaired loans to total non-impaired loans was 1.67% and 1.62%, respectively. The Company believes the allowance for credit losses is adequate to provide for probable incurred losses inherent within the loan portfolio at March 31, 2015.
Total non-performing assets were $14,044,000, or 1.17% of total assets as of March 31, 2015, compared to $14,052,000, or 1.18% of total assets as of December 31, 2014. During the quarter ended March 31, 2015, the Company’s total assets increased 0.52%, and total liabilities increased 0.26% compared to December 31, 2014.
During the fourth quarter of 2014, the Company recorded a provision for credit losses of approximately $8.4 million in connection with the partial charge-off of a single commercial and agricultural relationship. The Company is actively working to collect the remaining non-accrual loan balance of $9,743,000 that arose from that relationship, and any or all of the charge-off, which is secured by real estate and various business and personal assets.  Three entities and one individual involved in this relationship have sought bankruptcy protection.  The Company continues to pursue all of its legal rights in connection with the collection of this loan relationship, including the filing of a Notice of Default on February 9, 2015.  Most of the assets securing these loans were, as

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of the date of this press release, listed for sale, with any sale now or in the future to be supervised by the Bankruptcy Court.  The Company is holding the proceeds from a sale of one of the securing assets that concluded during the first quarter of 2015 pending further disposition while the early stages of the bankruptcies proceed.  The Company plans to continue to track and identify any expenses, net of recoveries, associated with the collection efforts of this commercial and agricultural relationship.  For the quarter ended March 31, 2015, collection expenses related to this relationship totaled $209,000.
The following provides a reconciliation of the change in non-accrual loans for 2015.

(In thousands)	Balances December 31, 2014	Additions to Non-accrual Loans	Net Pay Downs	Transfer to Foreclosed Collateral - OREO	Returns to Accrual Status	Charge-Offs	Balances March 31, 2015
Non-accrual loans:
Commercial and industrial	$7,209	$105	$(534)	$—	$—	$(400)	$6,380
Agricultural land and production	—	—	—	—	—	—	—
Real estate	2,831	720	(76)	—	—	—	3,475
Real estate construction and land development	—	53	(11)	—	—	—	42
Agricultural real estate	360	—	—	—	—	—	360
Equity loans and lines of credit	1,751	29	(12)	(227)	—	—	1,541
Consumer	19	—	(1)	—	—	—	18
Restructured loans (non-accruing):
Commercial and industrial	56	—	(14)	—	—	—	42
Real estate	—	25	(1)	—	—	—	24
Real estate construction and land development	547	—	—	—	—	—	547
Equity loans and lines of credit	1,279	—	(12)	—	—	—	1,267
Consumer	—	—	—	—	—	—	—
Total non-accrual	$14,052	$932	$(661)	$(227)	$—	$(400)	$13,696
The Company’s net interest margin (fully tax equivalent basis) was 3.95% for the quarter ended March 31, 2015, compared to 4.24% for the quarter ended March 31, 2014. The decrease in net interest margin in the period-to-period comparison resulted from a decrease in the yield on the Company’s investment portfolio and a decrease in the yield on the Company’s loan portfolio, offset by a decrease in the Company’s cost of funds. Net interest income during the first quarter of 2014 had been positively impacted by the collection of nonaccrual loans totaling $1,618,000 which resulted in a recovery of interest income of $721,000.

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For the quarter ended March 31, 2015, the effective yield on total earning assets decreased 32 basis points to 4.05% compared to 4.37% for the quarter ended March 31, 2014, while the cost of total interest-bearing liabilities decreased 4 basis points to 0.16% compared to 0.20% for the quarter ended March 31, 2014. The cost of total deposits decreased 3 basis points to 0.09% for the quarter ended March 31, 2015, compared to 0.12% for the quarter ended March 31, 2014.
For the quarter ended March 31, 2015, the Company’s average investment securities, including interest-earning deposits in other banks and Federal funds sold, decreased by $997,000, or 0.19%, compared to the quarter ended March 31, 2014 and decreased by $250,000 or 0.05%, compared to the quarter ended December 31, 2014.
The effective yield on average investment securities, including interest earning deposits in other banks and Federal funds sold, decreased to 2.71% for the quarter ended March 31, 2015, compared to 2.74% for the quarter ended March 31, 2014 and 2.87% for the quarter ended December 31, 2014. Total average loans, which generally yield higher rates than investment securities, increased $53,647,000, from $514,379,000 for the quarter ended March 31, 2014 to $568,026,000 for the quarter ended March 31, 2015 and increased by $2,798,000 from $565,228,000 for the quarter ended December 31, 2014. The effective yield on average loans decreased to 5.33% for the quarter ended March 31, 2015, compared to 6.08% for the quarter ended March 31, 2014, and increased the first quarter of 2015 compared to 5.19% for the quarter ended December 31, 2014.
Net interest income before the provision for credit losses for the quarter ended March 31, 2015 was $9,720,000, compared to $10,099,000 for the quarter ended March 31, 2014 and $10,005,000 for the quarter ended December 31, 2014, a decrease of $379,000 and $285,000 or 3.75% and 2.85%, respectively. Net interest income decreased as a result of yield changes, asset mix changes, an increase in average earning assets, and an increase in interest-bearing liabilities.
Total average assets for the quarter ended March 31, 2015 were $1,192,520,000 compared to $1,128,628,000 and $1,187,507,000, for the quarters ended March 31, 2014 and December 31, 2014, an increase of $63,892,000 and $5,013,000 or 5.66% and 0.42%, respectively. Total average loans increased $53,647,000, or 10.43% for the quarter ended March 31, 2015 compared to the quarter ended March 31, 2014 and $2,798,000 or 0.50% compared to the quarter ended December 31, 2014. Total average investments, including deposits in other banks and Federal funds sold, decreased to $513,874,000 for the quarter ended March 31, 2015, from

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$514,871,000 for the quarter ended March 31, 2014, representing a decrease of $997,000 or 0.19%. Total average deposits increased $53,195,000 or 5.40% to $1,038,244,000 for the quarter ended March 31, 2015, compared to $985,049,000 for the quarter ended March 31, 2014. Average interest-bearing deposits increased $29,177,000, or 4.58%, and average non-interest bearing demand deposits increased $24,018,000, or 6.89%, for the quarter ended March 31, 2015, compared to the quarter ended March 31, 2014. The Company’s ratio of average non-interest bearing deposits to total deposits was 35.88% for the quarter ended March 31, 2015, compared to 35.38% for the quarter ended March 31, 2014.
Non-interest income for the quarter ended March 31, 2015 increased $714,000 to $2,691,000, compared to $1,977,000 for the quarter ended March 31, 2014, primarily driven by an increase of $457,000 in net realized gains on sales and calls of investment securities, a $240,000 increase in loan placement fees, a $63,000 increase in service charge income, and a $10,000 increase in Federal Home Loan Bank dividends, partially offset by a $9,000 decrease in interchange fees, and a $55,000 decrease in other income. Non-interest income for the quarter ended March 31, 2015 increased $608,000 to $2,691,000, compared to $2,083,000 for the quarter ended December 31, 2014.
Non-interest expense for the quarter ended March 31, 2015 increased $552,000, or 6.32%, to $9,288,000 compared to $8,736,000 for the quarter ended March 31, 2014. The net increase year over year was a result of increases in salaries and employee benefits of $252,000, increases in occupancy and equipment expenses of $20,000, increases in professional services of $239,000, increases in Internet banking expenses of $74,000, increases in regulatory assessments of $138,000, increases in license and maintenance contracts of $8,000, and increases in advertising fees of $4,000, offset by decreases in data processing expenses of $169,000 and decreases in ATM/Debit card expenses of $13,000. The increase in professional services was driven by $209,000 related to defending and collecting a deteriorated credit. The increase in salaries and employee benefits was primarily the result of a change in the discount rate used to calculate the present value of nonqualified defined benefit obligations and higher health insurance expenses. During the quarter ended March 31, 2015, other non-interest expenses included increases of $22,000 in telephone expenses, $20,000 in operating losses, $2,000 in armored courier expenses, $4,000 in personnel expenses, $7,000 in donations, and $2,000 in stationery/supplies expenses, offset by decreases of $64,000 in net losses on disposal or writedown of premises and equipment, $11,000 in

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amortization of software, $8,000 in appraisal fees, $6,000 in postage expenses, as compared to the same period in 2014. Non-interest expense for the quarter ended March 31, 2015 increased $469,000 compared to $8,819,000 for the trailing quarter ended December 31, 2014.
The Company recorded an income tax provision of $657,000 for the quarter ended March 31, 2015, compared to $724,000 for the quarter ended March 31, 2014. The effective tax rate for the quarter ended March 31, 2015 was 21.04% compared to 21.68% for the quarter ended March 31, 2014.
“The first quarter financial results overall were good with improvements seen in both loan placement fee income and Investment Center income.  Absent the loan collection expenses, our non-interest expenses were in line with expectations.  Our loan pipeline remains strong and we expect usage on our Agricultural production lines in the second and third quarters. The water situation in the Central Valley continues to require close monitoring.  Fortunately, our Agribusiness clients appear to be prepared and capable of managing their operations based upon the water access available to them.  We remain vigilant as to the direct and indirect impact of the drought on our clients and their loans,” stated James M. Ford, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank.
“As previously indicated, and in honor of Central Valley Community Bank’s 35th anniversary, 35 contributions of $1,000 each were to be awarded at the end of the first quarter to San Joaquin Valley nonprofit organizations serving our geographic footprint.  I’m pleased to announce that we have overachieved in our celebration by increasing financial contributions in first quarter to over $62,000 and broadening the number of nonprofit organizations from 35 to 80, covering education, health and human services, and economic development.  We will continue to focus our passion for investing in our communities throughout the remainder of the year,” concluded Ford.
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank now operates 21 full service offices in Clovis, Exeter, Fresno, Kerman, Lodi, Madera, Merced, Modesto, Oakhurst, Prather, Sacramento, Stockton, Tracy, and Visalia, California. Additionally, the Bank operates Commercial Real Estate Lending, SBA

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Lending and Agribusiness Lending Departments. Investment services are provided by Investment Centers of America and insurance services are offered through Central Valley Community Insurance Services LLC.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Lead Independent Director), Sidney B. Cox, Edwin S. Darden, Jr., F. T. “Tommy” Elliott, IV, James M. Ford, Steven D. McDonald, Louis McMurray, William S. Smittcamp, and Joseph B. Weirick. Wanda L. Rogers is Director Emeritus.
More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
###
Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(In thousands, except share amounts)	2015	2014
	(Unaudited)
ASSETS
Cash and due from banks	$27,213	$21,316
Interest-earning deposits in other banks	57,974	55,646
Federal funds sold	184	366
Total cash and cash equivalents	85,371	77,328
Available-for-sale investment securities (Amortized cost of $417,257 at March 31, 2015 and $423,639 at December 31, 2014)	427,811	432,535
Held-to-maturity investment securities (Fair value of $35,486 at March 31, 2015 and $35,096 at December 31, 2014)	32,096	31,964
Loans, less allowance for credit losses of $8,399 at March 31, 2015 and $8,308 at December 31, 2014	568,594	564,280
Bank premises and equipment, net	9,787	9,949
Other real estate owned	348	—
Bank owned life insurance	21,436	20,957
Federal Home Loan Bank stock	4,791	4,791
Goodwill	29,917	29,917
Core deposit intangibles	1,260	1,344
Accrued interest receivable and other assets	16,998	19,118
Total assets	$1,198,409	$1,192,183

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$375,779	$376,402
Interest bearing	666,084	662,750
Total deposits	1,041,863	1,039,152

Junior subordinated deferrable interest debentures	5,155	5,155
Accrued interest payable and other liabilities	16,844	16,831
Total liabilities	1,063,862	1,061,138
Shareholders’ equity:
Common stock, no par value; 80,000,000 shares authorized; issued and outstanding: 10,989,383 at March 31, 2015 and 10,980,440 at December 31, 2014	54,277	54,216
Retained earnings	73,918	71,452
Accumulated other comprehensive income, net of tax	6,352	5,377
Total shareholders’ equity	134,547	131,045
Total liabilities and shareholders’ equity	$1,198,409	$1,192,183

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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended March 31,
(In thousands, except share and per share amounts)	2015	2014
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$7,286	$7,618
Interest on deposits in other banks	46	53
Interest and dividends on investment securities:
Taxable	1,107	1,347
Exempt from Federal income taxes	1,538	1,402
Total interest income	9,977	10,420
INTEREST EXPENSE:
Interest on deposits	233	297
Interest on junior subordinated deferrable interest debentures	24	24
Total interest expense	257	321
Net interest income before provision for credit losses	9,720	10,099
PROVISION FOR CREDIT LOSSES	—	—
Net interest income after provision for credit losses	9,720	10,099
NON-INTEREST INCOME:
Service charges	871	808
Appreciation in cash surrender value of bank owned life insurance	154	146
Interchange fees	278	287
Loan placement fees	298	58
Net realized gains on sales and calls of investment securities	726	269
Federal Home Loan Bank dividends	86	76
Other income	278	333
Total non-interest income	2,691	1,977
NON-INTEREST EXPENSES:
Salaries and employee benefits	5,163	4,911
Occupancy and equipment	1,150	1,130
Professional services	481	242
Data processing expense	281	450
ATM/Debit card expenses	137	150
License & maintenance contracts	138	130
Regulatory assessments	336	198
Advertising	159	155
Internet banking expenses	203	129
Amortization of core deposit intangibles	84	84
Other expense	1,156	1,157
Total non-interest expenses	9,288	8,736
Income before provision for income taxes	3,123	3,340
PROVISION FOR INCOME TAXES	657	724
Net income	$2,466	$2,616
Net income per common share:
Basic earnings per common share	$0.23	$0.24
Weighted average common shares used in basic computation	10,923,590	10,915,945
Diluted earnings per common share	$0.22	$0.24
Weighted average common shares used in diluted computation	11,002,976	10,998,630
Cash dividends per common share	$—	$0.05

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CENTRAL VALLEY COMMUNITY BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
For the three months ended	2015	2014	2014	2014	2014
(In thousands, except share and per share amounts)
Net interest income	$9,720	$10,005	$9,876	$9,905	$10,099
Provision for credit losses	—	8,385	—	(400)	—
Net interest income after provision for credit losses	9,720	1,620	9,876	10,305	10,099
Total non-interest income	2,691	2,083	2,061	2,044	1,977
Total non-interest expense	9,288	8,819	9,051	8,734	8,736
Provision (benefit) for income taxes	657	(2,750)	535	922	724
Net income (loss)	$2,466	$(2,366)	$2,351	$2,693	$2,616
Basic earnings (loss) per common share	$0.23	$(0.22)	$0.22	$0.25	$0.24
Weighted average common shares used in basic computation	10,923,590	10,923,211	10,919,630	10,918,065	10,915,945
Diluted earnings (loss) per common share	$0.22	$(0.22)	$0.21	$0.24	$0.24
Weighted average common shares used in diluted computation	11,002,976	11,000,147	11,014,907	10,999,663	10,998,630

CENTRAL VALLEY COMMUNITY BANCORP
SELECTED RATIOS
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
As of and for the three months ended	2015	2014	2014	2014	2014
(Dollars in thousands, except per share amounts)
Allowance for credit losses to total loans	1.46%	1.45%	1.35%	1.34%	1.62%
Nonperforming assets to total assets	1.17%	1.18%	0.37%	0.40%	0.44%
Total nonperforming assets	$14,044	$14,052	$4,266	$4,632	$4,982
Total nonaccrual loans	$13,696	$14,052	$4,266	$4,632	$4,982
Net loan charge-offs (recoveries)	$(91)	$7,566	$(182)	$614	$887
Net charge-offs (recoveries) to average loans (annualized)	(0.06)%	5.35%	(0.13)%	0.46%	0.69%
Book value per share	$12.24	$11.93	$12.11	$11.98	$11.55
Tangible book value per share	$9.01	$9.09	$9.26	$9.11	$8.66
Tangible common equity	$99,032	$99,784	$101,668	$99,502	$94,655
Cost of total deposits	0.09%	0.10%	0.10%	0.11%	0.12%
Interest and dividends on investment securities exempt from Federal income taxes	$1,538	$1,528	$1,469	$1,434	$1,402
Net interest margin (calculated on a fully tax equivalent basis) (1)	3.95%	4.04%	4.06%	4.09%	4.24%
Return on average assets (2)	0.83%	(0.80)%	0.81%	0.93%	0.93%
Return on average equity (2)	7.41%	(7.06)%	7.10%	8.27%	8.37%
Loan to deposit ratio	55.38%	55.10%	54.99%	54.02%	51.91%
Tier 1 leverage - Bancorp	8.53%	8.36%	9.09%	8.93%	8.63%
Tier 1 leverage - Bank	8.50%	8.31%	9.02%	8.89%	8.59%
Common Equity Tier 1 - Bancorp (3)	12.96%	—	—	—	—
Common Equity Tier 1 - Bank (3)	13.54%	—	—	—	—
Tier 1 risk-based capital - Bancorp	13.31%	13.67%	14.95%	14.73%	14.67%
Tier 1 risk-based capital - Bank	13.22%	13.59%	14.84%	14.68%	14.60%
Total risk-based capital - Bancorp	14.48%	14.88%	16.06%	15.83%	15.92%
Total risk based capital - Bank	14.39%	14.80%	15.94%	15.77%	15.85%
(1) Net Interest Margin is computed by dividing annualized quarterly net interest income by quarterly average interest-bearing assets.
(2) Computed by annualizing quarterly net income.
(3) New capital ratio required with new Basel III capital rules that took effect January 1, 2015.

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CENTRAL VALLEY COMMUNITY BANCORP
AVERAGE BALANCES AND RATES
(Unaudited)

AVERAGE AMOUNTS	For the Quarter Ended March 31,
(Dollars in thousands)	2015	2014
Federal funds sold	$280	$239
Interest-bearing deposits in other banks	61,369	68,761
Investments	452,225	445,871
Loans (1)	554,247	507,736
Federal Home Loan Bank stock	4,791	4,499
Earning assets	1,072,912	1,027,106
Allowance for credit losses	(8,947)	(9,234)
Non-accrual loans	13,779	6,643
Other real estate owned	131	32
Other non-earning assets	114,645	104,081
Total assets	$1,192,520	$1,128,628

Interest bearing deposits	$665,674	$636,497
Other borrowings	5,159	5,155
Total interest-bearing liabilities	670,833	641,652
Non-interest bearing demand deposits	372,570	348,552
Non-interest bearing liabilities	16,037	13,460
Total liabilities	1,059,440	1,003,664
Total equity	133,080	124,964
Total liabilities and equity	$1,192,520	$1,128,628

AVERAGE RATES
Federal funds sold	0.25%	0.25%
Interest-earning deposits in other banks	0.30%	0.31%
Investments	3.04%	3.11%
Loans (3)	5.33%	6.08%
Earning assets	4.05%	4.37%
Interest-bearing deposits	0.14%	0.19%
Other borrowings	1.85%	1.89%
Total interest-bearing liabilities	0.16%	0.20%
Net interest margin (calculated on a fully tax equivalent basis) (2)	3.95%	4.24%

(1)	Average loans do not include non-accrual loans.

(2)
Calculated on a fully tax equivalent basis, which includes Federal tax benefits relating to income earned on municipal bonds totaled $792 and $722 for the three months ended March 31, 2015 and 2014, respectively.

(3)	Loan yield includes interest income for the quarters ended March 31, 2015 and 2014 of $47 and $721, respectively, related to recoveries on non-accrual or charged off loans.